Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 24, 2014	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2014

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2014.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2014 or 2013; therefore, our revenues were minimal.

Operating and marketing expenses of $1,035,000 in the first quarter of 2014 decreased slightly from $1,054,000 in the first quarter of 2013.

General and administrative expenses of $1,860,000 in the first quarter of 2014 were down slightly from $1,911,000 in the first quarter of 2013.

Depreciation expense remained constant at $825,000 in the first quarter of 2014 and 2013.

Net interest expense was $165,000 in the first quarter of 2014 compared to $275,000 in the first quarter of 2013. The decrease is primarily due to lower average outstanding borrowings and interest rates in the first quarter of 2014 compared to the first quarter of 2013.

Other income in the first quarter of 2013 was primarily a gain on the sale of certain assets.

The effective income tax rate was a benefit of 41.5% for the first quarter of 2014 compared to a benefit of 39.8% for the first quarter of 2013.

Net loss for the first quarter of 2014 was $2,118,000 or $.06 per diluted share compared with a loss of $2,279,000 or $.06 per diluted share in the first quarter of 2013.

At March 31, 2014, the Company’s total indebtedness was $15,540,000 compared with $21,200,000 at March 31, 2013.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Event-related	$173	$109
Other	10	7

	183	116

Expenses:
Operating and marketing	1,035	1,054
General and administrative	1,860	1,911
Depreciation	825	825

	3,720	3,790

Operating loss	(3,537)	(3,674)

Interest expense, net	(165)	(275)
Benefit for contingent obligation	78	22
Other income	3	139

Loss before income taxes	(3,621)	(3,788)

Income tax benefit	1,503	1,509

Net loss	$(2,118)	$(2,279)

Net loss per common share:
Basic	$(0.06)	$(0.06)

Diluted	$(0.06)	$(0.06)

Weighted average shares outstanding:
Basic	36,049	36,397
Diluted	36,049	36,397

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2014	March 31, 2013	December 31, 2013
ASSETS
Current assets:
Cash	$297	$42	$4
Accounts receivable	1,340	1,736	28
Inventories	114	125	114
Prepaid expenses and other	1,119	1,578	1,050
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	4
Prepaid income taxes	22	318	22
Deferred income taxes	1,453	78	76

Total current assets	4,345	3,877	1,298

Property and equipment, net	84,882	92,123	85,591
Other assets	933	719	919
Deferred income taxes	309	459	336

Total assets	$90,469	$97,178	$88,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10	$281	$25
Accrued liabilities	1,981	1,886	2,887
Deferred revenue	6,695	6,945	1,743

Total current liabilities	8,686	9,112	4,655

Revolving line of credit	15,540	21,200	14,820
Liability for pension benefits	1,439	2,997	1,521
Provision for contingent obligation	1,765	1,912	1,843
Deferred income taxes	16,778	16,075	16,926

Total liabilities	44,208	51,296	39,765

Stockholders’ equity:
Common stock	1,812	1,848	1,802
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,336	102,191	101,362
Accumulated deficit	(57,181)	(57,535)	(55,063)
Accumulated other comprehensive loss	(1,557)	(2,473)	(1,573)

Total stockholders’ equity	46,261	45,882	48,379

Total liabilities and stockholders’ equity	$90,469	$97,178	$88,144

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities:
Net loss	$(2,118)	$(2,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	825	825
Amortization of credit facility fees	24	57
Stock-based compensation	106	98
Deferred income taxes	(1,503)	(1,196)
Benefit for contingent obligation	(78)	(22)
Gain on sale of property and equipment	—	(138)
Changes in assets and liabilities:
Accounts receivable	(1,312)	(1,512)
Inventories	—	(1)
Prepaid expenses and other	(94)	(365)
Receivable from Dover Downs Gaming & Entertainment, Inc.	4	—
Prepaid income taxes/income taxes payable	—	(266)
Accounts payable	(15)	136
Accrued liabilities	(906)	(1,017)
Deferred revenue	4,952	4,226
Other liabilities	(67)	(44)

Net cash used in operating activities	(182)	(1,498)

Investing activities:
Capital expenditures	(116)	(52)
Proceeds from sale of property and equipment	—	138

Net cash (used in) provided by investing activities	(116)	86

Financing activities:
Borrowings from revolving line of credit	2,620	2,840
Repayments on revolving line of credit	(1,900)	(1,340)
Repurchase of common stock	(129)	(61)

Net cash provided by financing activities	591	1,439

Net increase in cash	293	27
Cash, beginning of period	4	15

Cash, end of period	$297	$42